CONSENT OF INDEPENDENT AUDITORS

     We consent to the incorporation by reference in the Registration Statement on Form S-8, pertaining to U.S. Industries, Inc. 2000 Stock Option Plan, of our report dated November 8, 1999, with respect to the consolidated financial statements and schedule of U.S. Industries, Inc. included in its Annual Report on Form 10-K for the year ended September 30, 1999, filed with the Securities and Exchange Commission.



ERNST & YOUNG LLP



New York, New York
February 23, 2000